Exhibit 4.6
WARRANT AGREEMENT
     THIS AGREEMENT, dated as of April 28, 2006, between PREMIER EXHIBITIONS, INC., a Florida corporation (the “Company”), and Hong Jin Sui (“Warrant Holder”).
     WHEREAS, the Company has agreed to issue the Warrant Holder a Warrant to acquire 50,000 (fifty thousand) shares of the Company’s Common Stock, at $4.00 (four dollars) per share (“Exercise Price”), subject to adjustment through April 28, 2011 (“Expiration Date”).
     NOW THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, the parties hereto agree as follows:
     SECTION 1. Company as Warrant Agent/Defined Terms. The parties hereto agree that the Company shall act as the Warrant Agent. The Company agrees to perform its function as Warrant Agent in accordance with the terms and conditions hereinafter set forth in this Agreement.
     SECTION 2. Form of Warrant Certificate.
          A. The Warrant shall entitle the Warrant Holder, subject to the provisions of this Agreement, to purchase upon the exercise thereof, 50,000 shares at the Exercise Price (as previously defined), subject to the adjustments provided for in Section 7 hereof. The text of the Warrant Certificate and the form of election to exercise the Warrant and to purchase shares of Common Stock thereunder (to be printed on the reverse side of the Warrant Certificate) shall be substantially in the forms attached to this Warrant Agreement. The Warrant Certificate shall be executed on behalf of the Company by its President, affixed or in facsimile, and shall be attested to.
          B. The Warrant shall vest over three years. 16,667 of the warrants shall be vest on April 28, 2007; 16,667 of the warrants shall be vest on April 28, 2008; and the remaining 16,666 warrants shall be vest on April 28, 2007. The Warrant Certificate shall be dated the date of countersignature by the Company.
     SECTION 3. Exercise of Warrant, Duration and Warrant Price.
          A. Subject to the provisions of this Agreement, the Warrant Holder shall have the right, which may be exercised as set forth in the Warrant Certificate, to purchase from the Company the number of Shares of $0.001 Par Value Common Stock as specified.
          B. The Warrant may be exercised in accordance with its terms on any business day up to and including the Expiration Date, subject to the limitations contained in Section 2.B above. The Warrant not exercised during said period shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at the end of such period.
          C. The Warrant may be exercised by the surrender of the Warrant Certificate to the Company with the Election to Purchase set forth on the reverse thereof, duly executed, accompanied by payment in full to the Company of the Exercise Price. The Exercise Price shall be paid in full in cash, or by certified or official bank or bank cashier’s check, payable in United States currency, to the order of the Company at the office of the Company.

     The price at which the shares of the Company’s Common Stock shall be purchasable upon exercise of the Warrant at the Exercise Price per share, as specified above (adjusted in accordance with Section 7 hereof) at any time prior to the Expiration Date.
     Upon surrender of the Warrant Certificate and payment of the Exercise Price as aforesaid, the Company shall issue and cause to be delivered with all reasonable dispatch, to or upon the written order of the Holder of the Warrant and in such name or names as such Holder may designate, a certificate or certificates for the number of shares so purchased upon the exercise of the Warrant. All shares of the Company’s Common Stock issued upon the exercise of the Warrant shall be validly issued, fully paid and non-assessable.
     Certificates representing such shares shall be deemed to have been issued, and any person so designated to be named therein shall be deemed to have become a holder of record of such shares, as of the date of the surrender of such Warrant and payment of the Exercise Price as aforesaid; provided, however, that if, at the date of surrender of such Warrant and payment of such Exercise Price, the transfer books for the Common Stock shall be closed, the certificates for the shares in respect of which such Warrant is then exercised shall be issuable as of the date on which such books shall next be opened, and until such date, the Company shall be under no duty to deliver any certificate for such shares. The rights of purchase represented by the Warrant shall be exercisable, at the election of the holder thereof, either as an entirety or from time to time for part only (in whole shares) of the number of shares specified therein and, in the event that the Warrant is exercised in respect of less than all the shares specified therein prior to the Expiration Date, a new Warrant Certificate will be issued to such holder for the remaining number of shares specified in the Warrant Certificate so surrendered.
     SECTION 4. Countersignature and Registration. The Company shall treat the person in whose name such Warrant Certificate shall be registered upon the Warrant Register (the “Registered Holder”) as the absolute owner of such Warrant Certificate and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant Certificate made by anyone other than the Company ), for the purpose of any exercise thereof, and for all other purposes, and the Company shall be not be affected by any notice to the contrary.
     SECTION 5. Mutilated or Missing Warrant. In case the Warrant Certificate shall be mutilated, lost, stolen or destroyed, the Company may, in its discretion, issue and deliver in exchange and substitution for and upon cancellation of the mutilated Warrant Certificate, or in lieu of and substitution for the Warrant Certificate lost, stolen or destroyed, a new Warrant Certificate, but only upon receipt of evidence satisfactory to the Company of such loss, theft or destruction of such Warrant Certificate and reasonable indemnity, if requested, satisfactory to the Company. The applicant for such a substitute Warrant Certificate shall also comply with such other reasonable conditions and pay such reasonable charges as the Company may prescribe.
     SECTION 6. Reservation of Common Stock. There has been reserved, and the Company shall at all times keep reserved, out of the authorized and unissued shares of Common Stock of the Company, a number of shares sufficient to provide for the exercise of the rights of purchase represented by the Warrant then outstanding, and the Transfer Agent for the Common Stock and every subsequent Transfer Agent for any shares of the Company’s capital stock issuable upon the exercise of any of the aforesaid rights of purchase are hereby irrevocably authorized and directed at all times to reserve such number of authorized and unissued shares as shall be requisite for such purpose.
     SECTION 7. Adjustment of Exercise Price. While the Warrant remains outstanding, the Exercise Price and number of shares to be issued upon the exercise of the Warrant shall be subject to adjustment from time to time upon the happening of any of the following events:
          A. Merger, Sale of Assets, etc. If the Company at any time shall consolidate with or merge into or sell or convey all or substantially all its assets to any other corporation, this Agreement shall thereafter evidence the right to purchase such number and kind of securities and property as would have been issuable or distributable on account of such consolidation, merger, sale or conveyance, upon or with respect to the securities subject to the conversion or purchase right immediately prior to such consolidation, merger, sale or conveyance. The foregoing provision shall similarly apply to successive transactions of a similar nature by any such successor or purchaser.
          B. Reclassification, etc. If the Company at any time shall, by subdivision, combination or reclassification of securities or otherwise, change any of the securities then purchasable upon the exercise of the rights contained in this Warrant Agreement into the same or a different number of securities of any class or classes, the Warrant shall thereafter evidence the right to purchase such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the conversion or purchase right immediately prior to such subdivision, combination, reclassification or other change. If shares of Common Stock are subdivided or combined into a greater or small number of shares of Common Stock, the Exercise Price shall be proportionately reduced in case of subdivision of shares or proportionately increased in the case of combination of shares, both cases by the ratio which the total number of shares of Common Stock to be outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.
     SECTION 8. Amendments. The Company may by supplemental agreement make any changes or corrections into this Agreement (i) that it shall deem appropriate to cure any ambiguity or to correct any defective or inconsistent provision or manifest mistake or error herein contained; or (ii) that it may deem necessary or desirable and which shall not adversely affect the rights, privileges or immunities of the registered holder of the Warrant Certificate, but this Agreement shall not otherwise be modified, supplemented or altered in any respect except to extend the Expiration Date which may be done by the Company in its sole discretion except with the consent in writing of the holder of the Warrant Certificate; provided, however, that no change in the number or nature of the shares purchasable upon the exercise of the Warrant, or the Exercise Price therefor, or the Expiration Date of the Warrant (except as aforesaid), shall be made without the consent in writing of the registered holder of the Warrant Certificate, other than such changes as are specifically prescribed by or contemplated in this Agreement as originally executed.
     SECTION 9. Notices. All notices, requests and other communications pursuant to this Agreement shall be in writing and shall be sufficiently given or made when delivered or mailed by first-class mail, postage prepaid, addressed as follows:

A.	If to the Company:

PREMIER EXHIBITIONS, INC. 3340 Peachtree Road, NE, Suite 2250 Atlanta, Georgia 30326

B.	If to the registered holder of the Warrant:

Hong Jin Sui Number 35 East Langhua str. Shahekou District 110623 Dalian, China
     SECTION 10. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company shall bind and inure to the benefit of its respective successors and assigns hereunder.
     SECTION 11. Governing Law. This Agreement and the Warrant issued hereunder shall be deemed to be a contract made under the laws of the State of Florida and for all purposes shall be construed in accordance with the laws of said State.
     SECTION 12. Benefit of This Agreement. Nothing in this Agreement shall be construed to give to any person or corporation other than the Company and the Warrant holder any legal or equitable right, remedy or claim under this Agreement and this Agreement shall be for the sole and exclusive benefit of the Company and the Warrant holder.
     SECTION 13. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
     SECTION 14. Termination. This Agreement shall terminate at the close of business after the Expiration Date. Notwithstanding the foregoing, this Agreement will terminate earlier if the Warrant outstanding hereunder has been exercised prior to the Expiration Date. In such circumstances, this Agreement shall terminate on the date the Warrant has been exercised.
     SECTION 15. Descriptive Headings. The descriptive headings of the several Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Warrant Agreement to be duly executed as of the day and year first above written.

“COMPANY”

PREMIER EXHIBITIONS, INC.

By:

Arnie Geller, President

“WARRANT HOLDER”

By:

Hon Jin Sui

Date:

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